Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162664, 333-165668, 333-169884, 333-193696, 333-202733, 333-208373, 333-214387, and 333-217736 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements and financial statement schedules of LogMeIn, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of new accounting standards), and the effectiveness of LogMeIn, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of LogMeIn, Inc. for the year ended December 31, 2018.

/s/ Deloitte and Touche LLP

Boston, Massachusetts

February 21, 2019